EXHIBIT 99.1
                                                          ------------

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES
                 REQUIRES ADDITIONAL TIME TO FILE
                      FISCAL 2006 FORM 10-KSB

   *    Acquisition, Other Factors Slow Audit Process
   *    Financial Results To Be Announced After Audit Completed
   *    Conference Call To Be Scheduled Later


Brewster, New York, February 9, 2007 - Touchstone Applied Science Associates (OTCBB: TASA) said today it has filed notification with the Securities and Exchange Commission that the Company will require additional time beyond the previously announced extension period to file its Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006. The company cited the issues previously disclosed in its press release dated January 29, 2007 as the main cause for the delay In its latest filing with the SEC, TASA indicated it will file its financial report as soon as certain accounting issues related to the valuation of identifiable intangible assets acquired during Fiscal 2006 can be finalized.

"We expect this process to be completed shortly. However, it would be difficult at this time to estimate a completion date," TASA's President and CEO Andrew Simon stated. Additionally, Simon reported "While these issues are time-consuming to resolve, they do not affect company operations or cash flow." he clarified.

"During Fiscal 2006, TASA acquired a substantial asset in Questar," said Simon. "To be in compliance with GAAP, we are required to perform a complete evaluation of all assets, including intangibles. This process has involved hiring multiple third party appraisers to identify and value such assets. Because of the possible financial significance of this valuation to our balance sheet and to our statement of profit and loss (no cash flow effect), we are making sure that all the relevant work is being performed with a high level of diligence," Simon explained. "Further, our financial management team, along with our independent auditors and third party appraisers, is working expeditiously to finalize this work," he added.



About TASA

TASA, headquartered in Brewster, N.Y., offers a comprehensive suite of educational assessment solutions to states, schools, school districts and to third parties. As one of the nation's leading providers, TASA provides products and services that range from test design, development, calibration, and psychometric services through print production, distribution, scanning, scoring, reporting, and data analysis services, as well as readability analysis of written materials. To meet the requirements in electronic assessment, TASA offers on-line testing services to schools and educational entities in the K-12 market as well as customized assessment engines for curriculum providers. For more information, visit the company's website at www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.